EXHIBIT (21)

Subsidiaries of the Registrant

Parent (Registrant)	-Skyline Corporation (an Indiana Corporation)
Subsidiaries	-Skyline Homes, Inc. (a California Corporation)
-Homette Corporation (an Indiana Corporation)
-Layton Homes Corp. (an Indiana Corporation)

These wholly-owned subsidiaries are included in the consolidated financial statements.

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